Exhibit 99.1

Contact: Robert W. Krick	For Release: November 20, 2002
610-337-1000, Ext. 3141	Immediate

AmeriGas Partners Reports 2002 Results

VALLEY FORGE, Pa., November 20, 2002 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported net income for the Partnership of $55,366,000, or $1.12 per limited partner unit for the fiscal year ended September 30, 2002 compared to $53,015,000 or $1.18 per limited partner unit, excluding the beneficial cumulative effect of accounting changes of $0.28 per limited partner unit previously disclosed for fiscal year 2001. Average limited partner units outstanding increased 10% over the prior year. Earnings before interest expense, income taxes, depreciation and amortization, equity investee income, minority interests and cumulative effect of accounting changes (EBITDA) of $210,356,000 for fiscal 2002 were slightly higher than the $208,550,000 recorded in fiscal 2001. Weather was 10% warmer than normal in fiscal 2002 compared to 2.6% colder than normal in fiscal 2001 according to information published by the National Oceanic and Atmospheric Administration. Including the cumulative effect of accounting changes, net income per limited partner unit was $1.46 in fiscal year 2001.

Lon R. Greenberg, AmeriGas chairman, said, “Although the weather did not cooperate in 2002, we did complete the combination of two great organizations, AmeriGas and Columbia Propane, allowing us to better fuel comfortable, more productive lives for our customers and provide future growth for our unitholders.”

Retail propane sales volumes in fiscal 2002 were 932.8 million gallons, up over 13% compared to 820.8 million gallons in the prior year, principally as a result of the addition of the Columbia Propane operations acquired in August 2001 substantially offset by the effects of significantly warmer winter weather and the slower economy.

Eugene V. N. Bissell, chief executive officer of AmeriGas, added, “ We are extremely pleased with our performance despite winter weather that was one of the warmest in more than 100 years. We continued to expand our PPX® cylinder exchange business and grow our customer base in targeted markets even as we welcomed hundreds of former Columbia Propane employees into the AmeriGas family. I congratulate all of our employees for an outstanding performance under very difficult circumstances.”

Interest expense in fiscal 2002 increased over fiscal 2001 due to borrowings for acquisitions.

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AmeriGas Partners Reports 2002 Results	Page 2

For the fourth quarter of fiscal 2002, EBITDA decreased to $3,115,000 from $7,501,000 in the prior-year quarter as higher total margin from higher volumes sold was more than offset by an increase in operating expenses resulting primarily from the Columbia Propane acquisition and growth in the PPX® cylinder exchange business. Retail volumes sold in the quarter were 150.0 million gallons versus 142.7 million gallons in last year’s fourth quarter. The Partnership recorded a seasonal net loss of $35,075,000, or $0.70 per limited partner unit for the quarter ended September 2002, compared with a net loss of $33,536,000 or $0.73 per limited partner unit for the year-earlier period. Revenue for the quarter totaled $221,904,000 versus $209,280,000 in the prior-year quarter principally as a result of higher unit sales.

As previously reported, AmeriGas Partners adopted accounting principle SFAS No. 142 effective October 1, 2001 resulting in the elimination of amortization of goodwill. Although there is no impact on cash flow, net income (loss) and net income (loss) per limited partner unit for the quarter and year ended September 30, 2001 would have been $(27,641,000) and $(0.60), and $89,079,000 and $1.98, respectively.

Separately, AmeriGas Propane announced that, pursuant to the Agreement of Limited Partnership of AmeriGas Partners, it believes that it is highly probable that the Partnership has satisfied the cash-based performance and distribution requirements necessary to convert the remaining 9,891,072 Subordinated Units, all of which are held by an affiliate of UGI Corporation, to Common Units effective November 18, 2002.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.2 million customers from approximately 650 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 51% of the Partnership and individual unitholders own the remaining 49%.

AmeriGas Partners LP will host its fourth quarter FY 2002 earnings conference call on Wednesday, November 20, 2002, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode #252963 (International replay 719/457-0820) through November 24, 2002.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s 2001 Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, the capacity to transport propane to our market areas and regional economic conditions. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

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AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Propane	$193,323	$185,407	$1,191,649	$1,322,934
Other	28,581	23,873	116,231	95,430

	221,904	209,280	1,307,880	1,418,364

Costs and expenses:
Cost of sales—propane	(91,373)	(97,604)	(584,687)	(798,166)
Cost of sales—other	(11,681)	(9,667)	(47,383)	(37,809)
Operating and administrative expenses	(117,678)	(97,173)	(468,817)	(379,993)
Other income, net	1,943	2,665	3,363	6,154

EBITDA (a)	3,115	7,501	210,356	208,550
Equity investee income (loss)	(170)	—	288	—
Depreciation	(16,018)	(12,768)	(61,993)	(48,168)
Amortization	(780)	(6,757)	(4,111)	(26,592)

Operating income (loss)	(13,853)	(12,024)	144,540	133,790
Interest expense	(21,298)	(21,233)	(87,839)	(80,396)

Income (loss) before income taxes	(35,151)	(33,257)	56,701	53,394
Income tax (expense) benefit	(192)	(552)	(340)	327
Minority interest	268	273	(995)	(706)

Income(loss) before accounting changes	(35,075)	(33,536)	55,366	53,015
Cumulative effect of accounting changes	—	—	—	12,494

Net income (loss) (b)	$(35,075)	$(33,536)	$55,366	$65,509

General partner’s interest in net income (loss)	$(350)	$(335)	$554	$655

Limited partners’ interest in net income (loss)	$(34,725)	$(33,201)	$54,812	$64,854

Net income (loss) per limited partner unit—basic and diluted:
Income (loss) before accounting changes	$(0.70)	$(0.73)	$1.12	$1.18
Cumulative effect of accounting changes	—	—	—	0.28

Net income (loss) (b)	$(0.70)	$(0.73)	$1.12	$1.46

Average limited partner units outstanding:
Basic	49,432	45,355	48,909	44,453

Diluted	49,432	45,355	48,932	44,453

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	150.0	142.7	932.8	820.8
Distributable cash flow:
EBITDA (a)	$3,115	$7,501	$210,356	$208,550
Cash interest expense (c)	(21,428)	(21,089)	(88,483)	(81,995)
Maintenance capital expenditures	(5,528)	(4,812)	(20,731)	(17,763)

Distributable cash flow(d)	$(23,841)	$(18,400)	$101,142	$108,792

(a)
Earnings before interest expense, income taxes, depreciation and amortization, equity investee income (loss), minority interests and cumulative effect of accounting changes. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America. EBITDA is included to provide additional information for evaluating the Partnership’s ability to declare and pay the Minimum Quarterly Distribution. The Partnership’s definition of EBITDA may be different from that used by other companies.

(b)
SFAS No. 142, “Goodwill and Other Intangible Assets,” was adopted effective October 1, 2001. Net income (loss) and net income (loss) per limited partner unit adjusted to reflect the impact of SFAS No. 142 as if it had been adopted at the beginning of the periods presented are as follows: three months ended September 30, 2001—$(27,641) and $(0.60); twelve months ended September 30, 2001—$89,079 and $1.98, respectively

(c)	Interest expense adjusted for noncash items.
(d)	Distributable cash flow is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America.